INDEMNITY AGREEMENT

       This INDEMNITY AGREEMENT, effective as of the 27th day of September, 2004 (the "Effective Date"), is hereby entered into by and among XFORMITY, INC., a Texas corporation, together with any successor entity (collectively, "XFM"); and PARADIGM GROUP II, LLC, a Delaware limited liability company ("Paradigm Group"); and PARADIGM MILLENNIUM FUND, L.P., a Delaware limited partnership (together with Paradigm Group being collectively referred to herein as "Paradigm"). XFM and Paradigm are hereinafter sometimes referred to herein individually as a "party" and collectively as the "parties".

W I T N E S S E T H

       WHEREAS, XFM and Paradigm are parties to a transaction contemplated by that certain Agreement and Plan of Merger dated on or about August 13, 2004 (the "Merger Agreement" or the "Agreement"). All initial capitalized terms used herein have the meaning assigned to them in the Merger Agreement unless otherwise defined herein); and

       WHEREAS, pursuant to certain transactions entered into in connection with the Merger Agreement, Paradigm has agreed to execute and deliver this Indemnity Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein below set forth, the parties hereto hereby covenant and agree as follows:

       1.       In consideration of the mutual covenants and agreements of the parties contained herein and in the Merger Agreement, the receipt and sufficiency whereof are hereby acknowledged, Paradigm, for itself, its officers, directors, shareholders, agents, representatives, successors and assigns (hereafter collectively the "Indemnitors") hereby agree to defend, indemnify and hold harmless XFM, together with its officers, directors, shareholders, agents, representatives, successors and assigns (hereafter collectively the "Indemnitees") from and against any and all claims, debts, liabilities, obligations and damages of whatsoever kind or description, known or unknown, direct or indirect, at law or in equity, whether now existing or arising in the future, including, without limitation, any and all judgments and/or awards to which they may become subject under any federal, state or local statute, rule, regulation or order, at common law or otherwise, arising out of or in connection with any and all claims which have been brought, or could have been brought, in connection with any transaction, event or matter occurring prior to the effective date hereof and pertaining to XML-Global Technologies, Inc.

       2.       Without in any way limiting the generality of the foregoing, the indemnity contained herein shall include any and all expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that either Paradigm or XFM becomes legally obligated to pay because of any Indemnified Claim made against the Indemnitee or against Indemnitor. The expenses included in this Indemnity Agreement for which Indemnitees are entitled to recover shall include expenses incurred either by Indemnitee or by Indemnitor following the Closing Date of the Merger Agreement in connection with any Indemnified Claim.

       3.       All expenses incurred by Indemnitee for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been

       4.       consummated, Indemnitee shall forward to Indemnitor written notice of any sums due and owing by them pursuant to this Indemnity Agreement. Concurrently, Indemnitee shall forward written notice of any and all claim for indemnification to the Escrow Agent under the terms of that certain Escrow Agreement between XFM, Paradigm and the Escrow Agent executed contemporaneously herewith.

       5.       Notwithstanding any provision to the contrary contained herein, any and all claims for indemnification made by Indemnitee against Indemnitor hereunder, including, without limitation, the Indemnified Claims, shall be solely satisfied and discharged under and controlled by the terms of the Escrow Agreement executed contemporaneously herewith, the terms and conditions whereof are incorporated herein by this reference; it being expressly understood that no further claim for a deficiency or otherwise shall be asserted or recovered against the Indemnitors beyond that which is permitted hereunder.

       6.       The term of this Indemnity Agreement shall be for twelve months commencing on the Effective Date.

       7.       Miscellaneous Provisions.

              (a)       This Indemnity Agreement is binding upon, and shall inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors and assigns of the parties hereto.

              (b)       This Indemnity Agreement contains the entire understanding of the parties with respect to the subject matter hereof. Nothing herein shall limit or affect the rights of the parties under the Merger Agreement; provided, however, that the limitations set forth in Section 4 hereof shall not be extended or in any way broadened by the terms and provisions of the Merger agreement, including, without limitation, any indemnification provisions set forth therein.

              (c)       THIS INDEMNITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

              (d)       This Indemnity Agreement, and any of the notices issued pursuant hereto, may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              (e)       Article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Indemnity Agreement.

(Signature Page to Follow)

       IN WITNESS WHEREOF, this Indemnity Agreement has been duly executed and delivered by the duly authorized officers of XFM and Paradigm, on the date first above written.

XFM:	XFORMITY, INC.
By:/s/ Mark Haugejorde
Name: Mark Haugejorde
Title: President
PARADIGM:	PARADIGM MILLENNIUM FUND,
L.P. and PARADIGM GROUP II, LLC
By: /s/ Sheldon Drobny
Name: Sheldon Drobny
Title: President, Paradigm Group II, LLC